Exhibit 2.2

Asset Transfer Agreement

This Asset Transfer Agreement (this “Agreement”) is made and entered into as of December 5, 2016, by and between Enovation Controls, LLC, an Oklahoma limited liability company (“Enovation”), and Genisys Controls, LLC, a Delaware limited liability company (“Newco”).  Enovation and Newco are sometimes referred to herein individually as a “Party” and together as the “Parties.”

Recitals

Enovation is engaged in four lines of business:  the power controls business (the “PC Business”), the vehicle technologies business (the “VT Business”), the engine controls and fuel systems business (the “ECFS Business”) and the natural gas production controls business (the “NGPC Business”).

Murphy Group, Inc., an Oklahoma corporation, and EControls Group, Inc., a Texas corporation (together, the “Sellers”), being the holders of all of the outstanding Class A Units of Enovation, have entered into a Unit Purchase Agreement (as amended, the “Purchase Agreement”) with Sun Hydraulics Corporation, a Florida corporation (the “Buyer”), pursuant to which the Buyer will acquire all of such outstanding Class A Units of Enovation (the “Purchase Transaction”) at a closing to be held at such future time when the conditions specified in the Purchase Agreement have been satisfied or waived (the “Closing”).

The Purchase Agreement contemplates that, immediately prior to the Closing, (1) Enovation will effect a reorganization (the “Reorganization”) in which all properties, assets, liabilities and employees of Enovation other than those pertaining to the PC Business and the VT Business (collectively, the “Retained Business”), but including those pertaining to the ECFS Business and the NGPC Business (collectively, the “Newco Business”), will be assigned and transferred to Newco in consideration for the issuance by Newco to Enovation of Class A Units, Class B Units, Class C Units, Class D Units and Class E Units of Newco and (2) thereafter, all of the Class A Units, Class B Units, Class C Units, Class D Units and Class E Units of Newco held by Enovation will be distributed by Enovation to the holders of Class A Units, Class B Units, Class C Units, Class D Units and Class E Units of Enovation (the “Spin-Off”).

Enovation has caused the formation of Newco and is the holder, beneficially and of record, of all of the issued and outstanding Class A Units of Newco.

This is the Asset Transfer Agreement contemplated by the Purchase Agreement and, by this Agreement, Enovation and Newco desire to effect the Reorganization on the terms and conditions set forth in this Agreement.

Agreement

Now, therefore, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and for other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
Contribution

1.1Contribution of Assets.  On the terms and conditions set forth in this Agreement, Enovation hereby contributes, assigns, transfers, conveys and delivers the Assets to Newco, and Newco hereby accepts, assumes and receives the Assets from Enovation, in each case effective as of the Effective Time (as defined in Section 1.6).  The “Assets” consist of all of Enovation’s right, title and interest in and to the Newco Business (including the goodwill of Enovation related to the Newco Business) and all of the assets, properties and other rights of Enovation (in each case other than any of the foregoing that are Retained Assets (as defined in Section 1.2)), wherever located, whether tangible or intangible, recorded or unrecorded, as the same exist as of the Effective Time, including all of Enovation’s right, title and interest in and to the assets, properties and other rights described in the following subsections:

(a)RESERVED;

(b)the real property leases listed on Schedule 1.1(b), the leasehold interest of Enovation in the real property leased pursuant to such leases and all buildings, plants and structures located on such real property;

(c)all trucks, automobiles, trailers and other titled vehicles (“Titled Vehicles”) described on Schedule 1.1(c);

(d)all items of inventory held for resale, work-in-process, finished goods, raw materials, supplies, samples and packaging items (including returned goods and any of the aforementioned in transit or in the possession of manufacturers, suppliers, distributors, dealers or other bailees) (collectively, “Inventory”), in each case that are not used primarily in the conduct of the Retained Business;

(e)all fixtures, furniture, equipment, machinery, tools, dies, spare parts, furnishings, office supplies, computer hardware and peripherals and other tangible personal property (other than Titled Vehicles and Inventory) not described in Section 1.2(e), including the tangible personal property listed on Schedule 1.1(e);

(f)all contracts, personal property leases and other agreements not described in Section 1.2(f) (together with the real property leases listed on Schedule 1.1(b), collectively, the “Assigned Contracts”), including the contracts, personal property leases and other agreements listed on Schedule 1.1(f);

(g)the patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications and other patent rights, and any other indicia of invention ownership issued by any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law) (“Governmental Authorities”), including inventor’s certificates, petty patents and patent utility models (collectively “Patent Rights”) not described in Section 1.2(g), including the Patent Rights listed on Schedule 1.1(g);

(h)trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing (“Trademark Rights”) not described in Section 1.2(h), including the Trademark Rights listed on Schedule 1.1(h);

(i)all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the laws of any jurisdiction throughout the world, whether registered or unregistered (other than Patent Rights and Trademark Rights), including any and all: (i) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (ii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (iii) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; and (iv) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation (collectively, “Other Intellectual Property”) not described in Section 1.2(i), including the Other Intellectual Property listed on Schedule 1.1(i);

(j)all rights to sue for (and remedies against) past, present and future infringements of, and rights of priority and protection of interests under applicable laws in, the Patent Rights, Trademark Rights and Other Intellectual Property described above in this Section 1.1;

(k)all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from any Governmental Authority (collectively, “Permits”) not described in Section 1.2(k);

(l)all cash (other than Retained Cash (as defined in Section 1.2(l))), cash equivalents, certificates of deposit, treasury bills, treasury notes and marketable securities;

(m)all accounts receivable and prepaid expenses not described in Section 1.2(m);

(n)all of the capital stock, units, membership interests, partnership interests and other equity securities of (i) GC&I Global, Inc., a Texas corporation, (ii) Murphy Industries, LLC, an Oklahoma limited liability company (“Murphy Industries”), and (iii) EControls, LLC, a Texas limited liability company (collectively, the “Newco Subsidiaries”), and any certificate or other evidence of ownership of any of the foregoing (collectively, the “Assigned Securities”);

(o)the minute books, equity security transfer ledgers and other corporate books and records relating to the ownership and corporate governance of Newco and the Newco Subsidiaries;

(p)all federal, state and local income tax records of Newco and the Newco Subsidiaries, all other tax records not related to the Retained Business and copies of all tax records described in Section 1.2(p);

(q)copies of all personnel files related to Transferred Employees (as defined in Section 1.5(a)) or any former employee of Enovation or its subsidiaries;

(r)without regard to any duplication of Section 1.2(r), a listing of each customer (including name, address and contact information) to whom Enovation sold (or contracted to sell) or provided any products or services in connection with the Newco Business and each prospect or potential customer identified by Enovation for such products or services;

(s)all (i) surveys, title policies and other books, records or documents relating to the real property described in Section 1.1(b), (ii) sales literature, marketing brochures and similar materials relating to the Newco Business, (iii) other books, records or other documents relating to the Newco Business or the other assets, properties and rights described in this Section 1.1, including all records, documents and data relating to customers and suppliers, sales and marketing information and accounting and financial information, in each of the foregoing cases in whatever format they exist, whether in hard copy or electronic format, and wherever located and (iv) other books, records or other documents not described in Section 1.2(s);

(t)all telephone and facsimile numbers, post office boxes, telephone and other directory listings and other similar property not described in Section 1.2(t);

(u)all rights pursuant to warranties, representations and guarantees made by suppliers, manufacturers, contractors or other parties in connection with any tangible personal property described in this Section 1.1;

(v)all insurance policies (including insurance proceeds paid or payable by any insurer in connection with any event, occurrence or circumstance prior to the Effective Time), other than Benefit Plans (as defined in Section 1.2(v)); and

(w)all other intangible rights relating to the Newco Business or any of the Assets described above and all counterclaims, set-offs or defenses Enovation may have with respect to any Assumed Liability (as defined in Section 1.3).

1.2Retained Assets.  The Assets contributed, assigned, transferred, conveyed and delivered by Enovation to Newco pursuant to this Agreement will not include any of the Retained Assets, with respect to each of which Enovation shall retain all right, title and interest from and after the Effective Time.  The “Retained Assets” consist of all of Enovation’s right, title and interest in and to the Retained Business (including the goodwill of Enovation related to the Retained Business) and all of the assets, properties and other rights of Enovation, wherever located, whether tangible or intangible, recorded or unrecorded, as the same exist as of the Effective Time, that are described in the following subsections:

(a)the real property described on Schedule 1.2(a) and all buildings, plants and structures located on such real property;

(b)the real property leases described on Schedule 1.2(b), the leasehold interest of Enovation in the real property leased pursuant to such leases and all buildings, plants and structures located on such real property;

(c)all Titled Vehicles described on Schedule 1.2(c);

(d)all items of Inventory that are used primarily in the conduct of the Retained Business as reflected in the physical inventory taken not more than 7 days prior to the Closing, as adjusted based on increases and decreases reflected in Enovation’s ERP system from the time of the physical inventory to the Closing;

(e)all fixtures, furniture, equipment, machinery, tools, dies, spare parts, furnishings, office supplies, computer hardware and peripherals and other tangible personal property (other than Titled Vehicles or Inventory) that is used primarily in the conduct of the Retained Business, including the tangible personal property listed on Schedule 1.2(e) and on Schedule 1.7(a);

(f)all contracts, personal property leases and other agreements relating primarily to the operation of the Retained Business after the Effective Time or listed on Schedule 1.2(f) (together with the real property leases listed on Schedule 1.2(b), collectively, the “Retained Contracts”);

(g)all Patent Rights listed on Schedule 1.2(g);

(h)all Trademark Rights listed on Schedule 1.2(h);

(i)all Other Intellectual Property listed on Schedule 1.2(i) or otherwise primarily relating to the conduct of the Retained Business;

(j)all rights to sue for (and remedies against) past, present and future infringements of, and rights of priority and protection of interests under applicable laws in, the Patent Rights, Trademark Rights and Other Intellectual Property described above in this Section 1.2;

(k)all Permits relating to the real property described in Section 1.2(a) or Section 1.2(b), all other Permits relating primarily to the Retained Business and all other Permits that cannot be transferred to Newco under applicable law;

(l)all bank and deposit accounts and all cash therein as of the Closing (“Retained Cash”);

(m)all accounts receivable and prepaid expenses relating primarily to the Retained Business (excluding all receivables from Enovation’s affiliates, managers, employees, officers or members and any of their respective affiliates);

(n)all of the capital stock, units, membership interests, partnership interests and other equity securities of FW Murphy Int'l Trading (Shanghai) Co., Ltd., a Chinese limited liability company (“China Trading”), Enovation Controls India Private Limited, an India private limited company (“EC India”), and Enovation Controls Europe, Ltd., a United Kingdom private limited company (“EC Europe”), which holds all of the capital stock, units, membership interests, partnership interests and other equity securities of Enovation Controls, Ltd., a United Kingdom private limited company (“EC UK” and, together with China Trading, EC India and EC Europe, the “Retained Subsidiaries”), and any certificate or other evidence of ownership of any of the foregoing;

(o)the minute books, equity security transfer ledgers and other corporate books and records relating to the ownership and corporate governance of Enovation and the Retained Subsidiaries;

(p)all federal, state and local income tax records of Enovation and the Retained Subsidiaries and other tax records related to the Retained Business;

(q)all personnel files for all current or former employees of Enovation;

(r)without regard to any duplication of Section 1.1(r), a listing of each customer (including name, address and contact information) to whom Enovation sold (or contracted to sell) or provided any products or services in connection with the Retained Business and each prospect or potential customer identified by Enovation for such products or services;

(s)all (i) surveys, title policies and other books, records or documents relating to the real property described in Section 1.2(a) or Section 1.2(b), (ii) sales literature, marketing brochures and similar materials relating to the Retained Business and (iii) other books, records or other documents relating to the Retained Business or the other assets, properties and rights described in this Section 1.2, including all records, documents and data relating to customers and suppliers, sales and marketing information and accounting and financial information, in each of the foregoing cases in whatever format they exist, whether in hard copy or electronic format, and wherever located;

(t)all telephone and facsimile numbers, post office boxes, telephone and other directory listings and other similar property used primarily in the conduct of the Retained Business;

(u)all rights pursuant to warranties, representations and guarantees made by suppliers, manufacturers, contractors or other parties in connection with any tangible personal property described in this Section 1.2;

(v)all pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time-off, welfare, fringe-benefit and other similar agreements, plans, policies, programs or arrangements (collectively, “Benefit Plans”); and

(w)all other intangible rights primarily relating to the Retained Business or any of the Retained Assets described above and all counterclaims, set-offs or defenses Enovation may have with respect to any Retained Liability (as defined in Section 1.4).

1.3Assumption of the Assumed Liabilities.  On the terms and conditions set forth in this Agreement, Enovation hereby assigns the Assumed Liabilities to Newco, and Newco hereby assumes the Assumed Liabilities from Enovation, in each case effective as of the Effective Time.  The “Assumed Liabilities” consist of all liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) of Enovation (in each case other than any of the foregoing that are Retained Liabilities and specifically including the liabilities set forth on Schedule 1.3), as the same exist as of the Effective Time, including those arising under the Assigned Contracts.  For the avoidance of doubt, the phrase “as the same exist as of the Effective Time” at the end of the preceding sentence is not meant to limit the assumption by Newco of all liabilities, obligations and commitments arising or required to be performed after the Effective Time under the Assigned Contracts, including liabilities arising specifically as a result of the assignment thereof.  Newco covenants to Enovation that Newco shall pay, perform, discharge, satisfy and observe each of the Assumed Liabilities in accordance with their respective terms.

1.4Retention of the Retained Liabilities.  The Assumed Liabilities assigned by Enovation to Newco, and assumed by Newco from Enovation, pursuant to this Agreement will not include any of the Retained Liabilities, each of which Enovation shall retain from and after the Effective Time.  The “Retained Liabilities” consist solely of the Liabilities of Enovation, as the same exist as of the Effective Time, that are described in the following subsections:

(a)accounts payable (excluding accounts payable to Enovation’s affiliates, managers, employees, officers or members and any of their respective affiliates), accrued taxes and other accrued current liabilities that have arisen or been incurred in the ordinary course of business of the Retained Business, consistent with past practice;

(b)Liabilities to be satisfied, performed or discharged after the Effective Time under the Retained Contracts;

(c)Liabilities to the Retained Employees (as defined in Section 1.5(a)) for (i) ordinary salary, wages and commissions payable with respect to Enovation’s current payroll period through and including the Effective Time and (ii) unused paid time off (vacation, personal days and sick leave) accrued as of the Effective Time; and

(d)other Liabilities set forth on Schedule 1.4(d).

1.5Employees.

(a)Offers of Employment.  Newco has previously offered employment to each employee of Enovation other than the employees set forth on Schedule 1.2(q) (the “Retained Employees”), with such employment to be effective as of the Effective Time and expressly conditioned upon the Closing, and Newco agrees that it will not rescind any of such offers.  Effective as of the Effective Time, each employee of Enovation who is not a Retained Employee listed on Schedule 1.2(q) shall be deemed for all purposes of this Agreement to have accepted the offer of employment from Newco hereunder, and shall be considered to be employed by Newco, and Newco shall be responsible for all liabilities, costs and expenses relating to the employee with respect to the employee’s employment after the Effective Time (regardless of whether such employee is deemed to be employed by Enovation or Newco for purposes of federal or state laws) or the termination of such employee’s employment by Enovation after the Effective Time, if necessary, including but not limited to any salary, wages, or benefits, including but not limited to severance pay, accrued but unused vacation pay, paid time off, or other payments payable upon termination of his or her employment, workers’ compensation benefits, and short-term disability benefits, for periods after the Effective Time.  Each such employee is referred to herein as a “Transferred Employee.”  Notwithstanding the foregoing, nothing contained herein, express or implied, is intended to confer upon any Transferred Employee any right to employment for any period by reason of this Agreement or any particular term or condition of employment.

(b)Paid Time Off.  Newco shall grant credit, under its leave policies, to each Transferred Employee for all unused vacation and sick leave accrued as of the Effective Time as an employee of Enovation, and Newco shall assume and discharge Enovation’s obligation to provide such vacation and sick leave to the Transferred Employees.

(c)Employee Benefit Plans.  Newco shall permit Transferred Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including health insurance plans), with coverage effective immediately at the Effective Time (and without exclusion from coverage on account of any pre-existing condition), with service with Enovation deemed service with Newco for purposes of any length of service requirements, waiting periods, vesting periods and differential benefits based on length of service, and with credit under any welfare benefit plan for any deductibles or co-insurance paid for the current plan year under any plan maintained by Enovation.

(d)401(k) Plan Rollovers.  Enovation shall permit each Transferred Employee who participates in Enovation’s 401(k) plan to elect to make direct rollovers of their account balances into Newco’s 401(k) plan as soon as administratively feasible after the Effective Time, including the direct rollover of any outstanding loan balances such that they will continue to make payments under the terms of such loans under Newco’s 401(k) plan, subject to compliance with applicable law and subject to the requirements of Newco’s 401(k) Plan.

(e)

Indemnification.  Newco shall indemnify and hold Enovation and its affiliates harmless from all liabilities they may incur with respect to the Transferred Employees’ employment after the Effective Time or the termination of such employment by Enovation after the Effective Time, including but not limited to salary, wages, and benefits, including but not limited to severance pay, accrued but unused vacation pay, paid time off, and other benefits payable upon termination of his or her employment, workers’ compensation benefits, and short-term disability benefits, for periods after the Effective Time, as well as any fines or penalties relating to the same imposed by any governmental authority, and the costs and expenses, including reasonable attorneys’ fees, incurred in connection with any of the foregoing.

1.6Effective Time.  The contribution, assignment, transfer, conveyance and delivery of the Assets by Enovation to Newco (and the acceptance, assumption and receipt of the Assets by Newco) and the assignment of the Assumed Liabilities by Enovation to Newco (and the assumption of the Assumed Liabilities by Newco) pursuant to this Agreement shall become effective at 12:01 a.m. on the date of the Closing, but in no event later than immediately prior to the effective time of the Spin-Off and the Closing (the “Effective Time”).

1.7Predicate Transactions.  Prior to the Effective Time, Enovation shall, or shall cause its affiliates, to effect each of the following transactions (it being understood that the registration of one or more such transactions with applicable Governmental Authorities may not be completed until after the Effective Time):

(a)China Assets.  All right, title and interest of Murphy EControls Technologies (Hangzhou) Co., Ltd. (“China Technologies”) in and to the fixtures, furniture, equipment, machinery, tools, dies, spare parts, furnishings, office supplies, computer hardware and peripherals and other tangible personal property described in Schedule 1.7(a) shall be assigned, transferred, conveyed and delivered to China Trading.

(b)UK Contract Opportunities.  The relationship and contract opportunities with the parties listed on Schedule 1.7(b) shall be assigned and transferred by EC Europe and EC UK, as applicable, to Murphy Industries.

(c)China Trading.  All right, title and interest of Murphy Industries in and to the capital stock, units, membership interests, partnership interests and other equity securities of China Trading shall be transferred and assigned to Enovation and the statutory share register in China, if any, shall be updated to reflect such ownership.

(d)EC Europe.  All right, title and interest of Murphy Group, Inc. (f/k/a Murphy Industries, Inc.) and Murphy Industries, as their interests shall appear, in and to the capital stock, units, membership interests, partnership interests and other equity securities of EC Europe shall be transferred and assigned to Enovation and the statutory share register in England shall be updated to reflect such ownership.

(e)EC India.  All right, title and interest of Murphy Industries in and to the equity securities of EC India, consisting of one equity share representing a 0.1% interest in EC India, shall be transferred and assigned to EC Europe and the statutory share register, if any, of such company shall be updated to reflect such ownership.

1.8Further Documentation and Action.

(a)Closing Deliveries.  At or prior to the Closing, and effective as of the Effective Time, the Parties will execute and deliver to one another each of the following documents and instruments to further evidence the transactions contemplated by this Agreement:

(i)endorsed vehicle titles conveying the Titled Vehicles described in Section 1.1(c) from Enovation to Newco, duly executed by Enovation;

(ii)an Assignment of Contracts assigning the Assigned Contracts from Enovation to Newco, duly executed by each of the Parties;

(iii)an Assignment of Patents and Patent Applications conveying the Patent Rights listed on Schedule 1.1(g) from Enovation to Newco, duly executed by each of the Parties;

(iv)an Assignment of Trademarks conveying the Trademark Rights listed on Schedule 1.1(h) from Enovation to Newco, duly executed by each of the Parties;

(v)with respect to any Assigned Securities that are certificated, the certificates representing such Assigned Securities duly endorsed in blank by Enovation or accompanied by stock or equity interest transfer powers duly executed in blank by Enovation;

(vi)with respect to any Assigned Securities that are not certificated, an Assignment of Equity Interests conveying such Assigned Securities from Enovation to Newco, duly executed by Enovation;

(vii)a Bill of Sale conveying the other Assets from Enovation to Newco, duly executed by Enovation; and

(viii)an Assignment of Liabilities, assigning the Assumed Liabilities from Enovation to Newco, duly executed by each of the Parties.

(b)Further Assurances.  After the Effective Time, and without further consideration, each Party covenants and agrees that it will execute and deliver to the other Party such further instruments of transfer and assignment as the other Party may reasonably request, and take such further actions as the other Party may reasonably request, to more effectively contribute, assign, transfer, convey and deliver the Assets, and assign the Assumed Liabilities, to Newco, to effect the transactions described in Section 1.7 and to otherwise consummate the transactions contemplated by this Agreement.

(c)Assigned Contracts Requiring Consent.  If any Assigned Contract may not be validly assigned and transferred by Enovation to Newco without the consent, waiver or approval of a third party that has not been obtained as of the Effective Time:

(i)this Agreement shall not constitute an assignment or transfer (or an attempted assignment or transfer) of such Assigned Contract unless and until such consent, waiver or approval has been obtained;

(ii)Newco will use commercially reasonable efforts to obtain such consent, waiver or approval at the earliest practicable time and Enovation shall cooperate with such efforts as Newco may reasonably request, all at Newco’s expense;

(iii)Enovation will continue to be bound by such Assigned Contract from and after the Effective Time until the receipt of such consent, waiver or approval, at which time Enovation and Newco will take all necessary action to effect the assignment and transfer of such Assigned Contract to Newco;

(iv)prior to such assignment and transfer, at the direction and at the expense of Newco, Enovation will pay, perform and discharge fully all of its obligations under such Assigned Contract;

(v)prior to such assignment and transfer, without further consideration therefor, Enovation will pay, assign and remit to Newco promptly upon receipt all monies, rights and other consideration received in respect of such Assigned Contract and otherwise cooperate with Newco in all respects to provide Newco with all benefits under such Assigned Contract; and

(vi)prior to such assignment and transfer, at the direction and at the expense of Newco, enforce any and all rights of Enovation arising from such Assigned Contract against any other party or parties thereto (including the right to elect to terminate such Assigned Contract in accordance with its terms).

(d)Remittance of Payments.  Enovation agrees that, after the Effective Time, it will hold and will promptly transfer and deliver to Newco, from time to time as and when received by it, any cash, checks with appropriate endorsements (using its best efforts not to convert such checks into cash), or other property that it may receive on or after the Effective Time that properly belongs to Newco, including any payment of accounts receivable described in Section 1.1(m) or insurance proceeds, and will account to Newco for all such receipts.  Notwithstanding anything herein to the contrary and without limiting the foregoing, effective at the Effective Time, Enovation hereby constitutes and appoints Newco, its successors and assigns, the true and lawful attorney of Enovation with full power of substitution, in the name of Newco, or the name of Enovation, on behalf of and for the benefit of Newco, to (i) collect all items being contributed, assigned, transferred, conveyed and delivered by Enovation to Newco pursuant to this Agreement, including all accounts receivable described in Section 1.1(m) (including by endorsement in the name of Enovation, without recourse, of any checks, notes or other instruments), (ii) institute and prosecute all claims, actions, causes of action, demands, lawsuits, arbitrations, litigation and other proceedings by or before a Governmental Authority (each, an “Action”) that Newco may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets, including all accounts receivable described in Section 1.1(m), although Newco shall have no obligation to do so, (iii) defend and compromise any and all Actions in respect of any of the Assets or the Assumed Liabilities, and (iv) do all such acts and things in relation to the foregoing as Newco may deem advisable.  Enovation agrees that the foregoing powers are coupled with an interest and shall be irrevocable by Enovation, directly or indirectly, whether by the dissolution of Enovation or in any manner or for any reason.

(e)Access to Books and Records.  Newco agrees that it will maintain, and cause each of the Newco Subsidiaries to maintain, all of the books and records relating to Enovation and the Newco Subsidiaries that are included in the Assets for a period of seven (7)

years after the Effective Time.  Following the Effective Time, either Party may request in writing access to any books, records or other documents (including tax returns) that are transferred or allocated to the other Party pursuant to this Agreement for a proper purpose, including litigation, tax audits and responding to customer or supplier inquiries.  The Party receiving any such request shall provide the requesting Party (or its representatives) with access, as soon as reasonably practicable following receipt of the request, to the requested materials to the extent that such materials are in the possession or control of such Party and to the extent that access to such materials is reasonably necessary to satisfy a proper purpose specified in the request.  Such access shall be provided during the normal business hours of the Party providing access and in a manner that reasonably minimizes any disruption to the normal operations of the Party providing access.  The requesting Party shall have the right to copy, at its expense, any materials made available to it under this Section 1.8(e).  A Party shall not be required to provide access to materials under this Section 1.8(e) unless the Party (and its representatives) being provided with access are bound by customary confidentiality covenants in favor of the Party providing access.

1.9Subsequent Transfer of Chinese Vehicles.  The Parties agree and acknowledge that the two motor vehicles described on Schedule 1.9 (the “China Vehicles”) are currently owned by China Trading but relate to the Newco Business and are intended to be transferred to China Technologies.  Such transfer cannot be effected prior to the Effective Time due to applicable governmental requirements.  Consequently, the Parties agree that (a) the Parties shall cooperate with one another in good faith to effect the transfer of the China Vehicles from China Trading to China Technologies at the earliest practicable time following the Effective Time, (b) until such transfer can be effected, China Trading shall continue to own the China Vehicles and shall maintain the China Vehicles in the ordinary course of business consistent with past practice (including maintaining customary insurance coverage) and (c) Newco and/or China Technologies will reimburse China Trading, on demand accompanied by reasonable documentation, for all out-of-pocket expenses incurred by China Trading in connection with performing its obligations under the preceding clause (a) and clause (b).  Newco shall indemnify and hold Enovation and its affiliates harmless from all liabilities they may incur with respect to the China Vehicles after the Effective Time and prior to transfer of ownership of the China Vehicles to China Technologies, including any liabilities not covered by insurance or applicable insurance deductibles.

ARTICLE 2
ConSIDERATION

At the Effective Time, in partial consideration for the contribution, assignment, transfer, conveyance and delivery of the Assets to Newco, Newco shall issue to Enovation the number of Class A Units, Class B Units, Class C Units, Class D Units and Class E Units of Newco that are set forth on Schedule 2 and, upon such issuance, such Class A Units, Class B Units, Class C Units, Class D Units and Class E Units shall be validly issued, fully paid and non-assessable membership interests of Newco.

ARTICLE 3
MISCELLANEOUS

3.1Entire Agreement.  This Agreement constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.  The schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

3.2Amendments and Waivers.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party.

3.3Parties in Interest.  This Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.  This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and assigns.

3.4Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

3.5Severability.  If any term, provision, section, subsection, paragraph or other portion of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, either in whole or in part, the legality, validity or enforceability of the remaining terms, provisions, sections, subsections, paragraphs and other portions of this Agreement shall not be affected thereby, and each such term, provision, section, subsection, paragraph and other portion of this Agreement shall remain valid and enforceable to the fullest extent permitted by law.

3.6Drafting Conventions.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.  Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form.  As used in this Agreement, the word “including” shall be deemed to mean “including, without limitation” and, unless otherwise expressly provided, shall not limit the words or terms preceding such word.

3.7Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  This Agreement may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the Parties hereto have executed this Asset Transfer Agreement as of the date first above written.

Enovation:

Enovation Controls, LLC, an Oklahoma limited liability company

By: /s/ Kennon Guglielmo

Name:Kennon Guglielmo

Title:Co-Chief Executive Officer

Newco:

Genisys Controls, LLC, a Delaware limited liability company

By:/s/ Kennon Guglielmo

Name:Kennon Guglielmo

Title:Co-Chief Executive Officer

{Signature Page to Asset Transfer Agreement}